EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

DOSE MEDICAL CORPORATION,
a Delaware corporation,

GLAUKOS CORPORATION,
a Delaware corporation,

GKOS Merger sub, inc.
a Delaware corporation,

and

FORTIS ADVISORS LLC
in its capacity as the Stockholders’ Representative

Dated as of June 19, 2019

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 19, 2019 (the “Agreement Date”), by and among DOSE Medical Corporation, a Delaware corporation (the “Company”), Glaukos Corporation, a Delaware corporation (“Purchaser”), GKOS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the Participating Holders (the “Stockholders’ Representative”).  Each of the Company, Purchaser, Merger Sub and the Stockholders’ Representative being a “Party,” and collectively, the “Parties.”

BACKGROUND

WHEREAS, the Stockholders collectively own 100% of the issued and outstanding shares of Common Stock of the Company and the Participating Holders collectively own 100% of the issued and outstanding equity of the Company;

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger on the terms and subject to the conditions set forth herein.  The Merger and the other transactions contemplated by this Agreement are collectively referred to as the “Transactions;”

WHEREAS, the respective boards of directors of Purchaser, Merger Sub and the Company have determined that this Agreement and the Transactions are in the best interests of Purchaser, Merger Sub and the Company, respectively, and have approved this Agreement and the Transactions;

WHEREAS, the board of directors of the Company has recommended this Agreement for adoption and approval by the Stockholders;

WHEREAS, concurrent with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, each of the Stockholders set forth on Schedule A (each, a “Key Stockholder” and together, the “Key Stockholders”) is executing and delivering to Purchaser a voting agreement in form acceptable to Purchaser (each, a “Voting Agreement” and together, the “Voting Agreements”), pursuant to which each such Key Stockholder has, among other things, (i) agreed to vote his, her or its shares of Common Stock in favor of approval and adoption of this Agreement and the Transactions, (ii) granted Purchaser an irrevocable proxy to vote such shares in a manner consistent with the terms of the Voting Agreements, (iii) agreed to vote against any Alternative Transaction (as defined in the Voting Agreement), and (iv) agreed not to transfer any of his, her or its shares of Common Stock from the Agreement Date until the Effective Time (as defined herein);

WHEREAS, the Participating Holders desire to appoint the Stockholders’ Representative to act as the Stockholders’ Representative in the capacities described in this Agreement in connection with the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions

“Adjustment Amount” means an amount (which amount may be a positive or negative number) equal to the sum of (a) the difference between the Estimated Closing Working Capital and the Final Working Capital (which amount may be a positive or negative number), (b) the difference between the Estimated Closing Cash and the Final Closing Cash (which amount may be a positive or negative number), (c) the difference between the Estimated Closing Indebtedness and the Final Closing Indebtedness (which amount may be a positive or negative number), and (d) the difference between the Estimated Closing Transaction Expenses and the Final Closing Transaction Expenses (which amount may be a positive or negative number).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person.

“Aggregate Exercise Price” means the aggregate of (a) sum of (i) the exercise price per share under each Option multiplied by (ii) the maximum number of shares of Common Stock covered by each such Option and (b) the sum of (i) the exercise price per share under each Warrant multiplied by (ii) the maximum number of shares of Common Stock covered by each such Warrant.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in San Clemente, California are authorized or required by Law to close.

“Buyout Option” means Purchaser’s option, exercisable in Purchaser’s sole discretion, to pay to the Stockholders’ Representative’s designee for further distribution to the Participating Holders a one-time lump sum payment to buyout or forgo any future amounts due or to become due in connection with (a) the Royalty Payment, (b) the EU Milestone, (c) the First Annual Net Sales Milestone and (c) the Second Annual Net Sales Milestone associated with the Protein Based Product and/or the Steroid Based Product.

“Buyout Option Amount” means (a) $30 million with respect to a Protein Based Product that qualifies as Product 1 or $40 million with respect to a Protein Based Product that qualifies as Product 1+ and (b) $10 million with respect to a Steroid Based Product that qualifies as Product 2 or $15 million with respect to a Steroid Based Product that qualifies as Product 2+.

“Cash” means the aggregate cash and cash equivalents (including deposits in transit, marketable securities, credit card receivables, and short term investments and reduced for all outstanding uncleared checks, drafts and wires, and excluding any security deposits or other restricted amounts) in the accounts of the Company determined in a manner consistent with the Company Accounting Principles.

“Change in Control” means the sale of all or substantially all the assets of a Person; any merger, consolidation or acquisition of a Person with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Person in one or more related transactions.

“Closing Merger Consideration” means an amount equal to the sum of the following amounts, without duplication: (a) the Initial Merger Consideration; (b) the Aggregate Exercise Price; and (iii) the Estimated Closing Cash.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration, divided by (b) the Fully Diluted Share Number.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of the common stock, $0.001 par value per share, of the Company.

“Company Accounting Principles” means the accounting principles utilized prior to the Effective Time in preparing the financial statements of the Company, applied consistently throughout the relevant period.

“Company Certificate” means a certificate that immediately prior to the Effective Time represented shares of Common Stock.

“Company Disclosure Schedule” means the disclosure schedules of the Company attached to this Agreement and incorporated by reference in this Agreement.

“Company Material Adverse Effect” means an event, circumstance, condition or change that has had or is reasonably likely to have, individually or in the aggregate (taking into account all other events, circumstances, conditions or changes) a material adverse effect on (a) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company, taken as a whole, or (b) the ability of the Company or the Participating Holders to consummate the Transactions; provided,  however, that, solely with respect to clause (a) of this definition, a Company Material Adverse Effect does not include a material adverse effect, (i) caused by events, conditions, circumstances or changes that generally affect the economy as a whole, the financial, banking or securities markets or the industry in which the Company operates to the extent those events, conditions, circumstances or changes do not affect the Company, taken as a whole, disproportionately as compared to other participants in the industry in which the Company operate, or (ii) caused by any change in Law, in GAAP (or in any interpretation thereof) or the Company Accounting Principles, or (iii) arising from any action or inaction expressly required to be taken (or not taken) by the Company pursuant to this Agreement or any other Transaction Document or otherwise approved in writing pursuant to this Agreement by or taken (or not taken) at the request or direction of Purchaser, or (iv) resulting from earthquakes, hurricanes or other natural disasters or from the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or resulting from the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States in each case to the extent those events, conditions, circumstances, or changes do not affect the Company, taken as a whole, disproportionately, or (v) failure of the Company to meet or achieve results set forth in any internal projections;  provided,  however, that the underlying developments, factors, events, circumstances, conditions and changes may be taken into consideration in connection with the determination as to whether a Company Material Adverse Effect has occurred, or (vi) any item or items disclosed in the Company Disclosure Schedule with reasonable specificity, or (vii) resulting from the announcement or disclosure of the existence of this Agreement or any other Transaction Document or the disclosure or pendency of the Transactions, other than any such announcement or disclosure made by the Company, any Participating Holder or any of their respective representatives or agents in breach of this Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Purchaser and the Company.

“Contract” means any legally binding contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or any legally binding agreement to enter into any of the foregoing (in each case, whether written or oral) to which a Person is a party or by which any of its assets are bound.

“Copyrights” means all works of authorship (whether or not copyrightable), worldwide registered and unregistered copyrights and all applications to register the same, including all compilations, moral rights, database rights and other documentation related to any of the foregoing.

“Damages” means any and all losses, damages, claims, penalties, fines, liabilities, amounts paid in settlement, costs and expenses (including settlement and court costs and reasonable attorneys’ fees and expenses), but excluding any punitive damages (other than punitive damages payable to a third party in connection with a Third Party Claim).

“DGCL” means the Delaware General Corporation Law.

“Environmental Law” means any applicable Law relating to pollution or the protection of the environment or natural resources, or public or worker health or safety (as they relate to exposure to Hazardous Substances) including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the regulations promulgated pursuant thereto.

“Environmental Permits” means the Governmental Authorizations required under applicable Environmental Laws necessary to operate the business of the Company or to occupy the Leased Real Property.

“EU Milestone” is satisfied upon the Surviving Company receiving regulatory approval prior to the 10th anniversary of the Closing Date from the EU European Medicines Agency for the first Protein Based Product and/or the first Steroid Based Product.  Upon satisfaction of the EU Milestone for the first Protein Based Product, Purchaser will pay $2.5 million to the Stockholders’ Representative’s designee for further distribution to the Participating Holders.  Upon satisfaction of the EU Milestone for the first Steroid Based Product, Purchaser will pay $1.25 million to the Stockholders’ Representative’s designee for further distribution to the Participating Holders.

“FDA Milestone” is satisfied upon the Surviving Company receiving regulatory approval prior to the 10th anniversary of the Closing Date from the US Food and Drug Administration for the first Protein Based Product and/or the first Steroid Based Product.  Upon satisfaction of the FDA Milestone for the first Protein Based Product, Purchaser will pay $10 million to the Stockholders’ Representative’s designee for further distribution to the Participating Holders if the Protein Based Product is a Product 1 or $15 million if the Protein Based Product is Product 1+.  Upon satisfaction of the FDA Milestone for the first Steroid Based Product, Purchaser will pay $5 million to the Stockholders’ Representative’s designee for further distribution to the Participating Holders if the Steroid Based Product is a Product 2 or $7.5 million if the Steroid Based Product is a Product 2+.

“First Annual Net Sales Milestone” is satisfied upon the first to occur, during the ten (10) year period following the Closing Date, of (a) the annual Net Sales of the first Protein Based Product and the first Steroid Based Product in the aggregate exceeds $100 million in any given fiscal year or (b) the cumulative Net Sales of the first Protein Based Product and the first Steroid Based Product in the aggregate exceeds $400 million.  Upon satisfaction of the First Annual Net Sales Milestone, Purchaser will pay $7.5 million to the Stockholders’ Representative’s designee for further distribution to the Participating Holders.

“Fully Diluted Share Number” means (a) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by the Company which are to be cancelled and retired in accordance with Section 4.2), plus (b) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Options (whether vested or unvested) outstanding immediately prior to the Effective Time (other than Options that are cancelled without payment in accordance with Section 4.4(a)), plus (c) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Warrants outstanding immediately prior to the Effective Time (other than Warrants that are cancelled without payment in accordance with Section 4.5(a)).

“Fundamental Representations” means Sections 6.1(a) (Organization and Good Standing), 6.1(b) (Power and Authorization; Enforceability), 6.1(c) (No Conflicts), 6.1(d) (Capitalization), 6.3(a) (Organization and Good Standing), 6.3(b) (Power and Authorization; Enforceability), and 6.3(c) (No Conflicts).

“GAAP” means United States generally accepted accounting principles as in effect at an applicable time, applied consistently throughout a specific period.

“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Laws.

“Governmental Body” means (a) the United States federal government or the government of any other country, or (b) the government of any state, commonwealth, province, county, city, territory, or possession or (c) any political subdivision, courts, arbitral panel, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in subparts (a) and (b).

“Hazardous Substance” means any material, chemical, emission or substance that has been listed, regulated, defined or designated by any Governmental Body to be radioactive, toxic, hazardous, a pollutant, a contaminant, or for which liability or standards of conduct may be imposed, or is otherwise considered a danger to health, reproduction or the environment.

“Indebtedness” means with respect to any Person, without duplication, all indebtedness for borrowed money, whether evidenced by notes, bonds, debentures or similar instruments, guarantees related thereto, all obligations in respect of capital leases, all obligations in respect of letters of credit, bankers’ acceptance or similar credit transactions, all obligations secured by a contractual encumbrance, any liability or obligation under any deferred compensation, severance or employment plan or arrangement, underfunded benefit plan, or deferred purchase price of goods or services, and any accrued interest, fees or penalties related to any of the above.

“Independent Auditing Firm” means Deloitte, LLP.

“Initial Merger Consideration” means two million five hundred thousand dollars ($2,500,000).

“Intellectual Property” means all of the following: (a) Patents; (b) Trademarks; (c) Internet domain names; (d) Copyrights, including in computer software and databases; (e) registrations and applications for any of the foregoing (a) through (d); and (f) trade secrets, know-how and confidential and proprietary information (including information about customers, suppliers, distributors and resellers, research in progress, product or service testing information, data, designs, manufacturing and production processes and techniques, formulae, recipes, compositions, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information, drawings, schematics, blueprints, flow charts and strategies).

“IOP System Milestone Payments” means the Milestone Payments set forth in that certain IOP System Purchase Agreement, dated as of April 12, 2017, by and between the Company and Purchaser (the “IOP System Purchase Agreement”).

“Knowledge” means with respect to the Company the actual knowledge of Bruce Nogales, the Company’s Chief Executive Officer, after reasonable inquiry in connection with both the operation of the business in the ordinary course or in connection with the Transactions.

“Laws” means any federal, national, provincial, state, local, United States, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, judgment, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions) or other order, or other requirement or rule of law of any Governmental Body.

“List of Participating Holders” means a schedule setting forth, for each Participating Holder, as applicable, (a) such Person’s name and, to the Company’s Knowledge as of the date of delivery, address, (b) the number of shares of Common Stock, and the number of shares of Common Stock issuable upon exercise of Options and/or Warrants, as applicable, held by such Person and the respective Company Certificate numbers held by each as of immediately prior to the Effective Time, (c) the total amount of cash payable to such Person at the Closing, and (d) such Person’s Pro Rata Portion of the Milestone Merger Consideration, Royalty Payments, Buyout Option Amount and Stockholders’ Representative Amount payable to such Person.

“Merger Consideration” means the payments that a Participating Holder is entitled to receive pursuant to the Merger, including the Closing Merger Consideration, all Milestone Merger Consideration, all Royalty Payments and all Buyout Option Amounts, if and to the extent the foregoing become payable in accordance with the terms of this Agreement.

“Milestone Event” means satisfaction of any of: (a) the FDA Milestone for a Protein Based Product; (b) the FDA Milestone for a Steroid Based Product, (c) the EU Milestone for a Protein Based Product; (d) the EU Milestone for a Steroid Based Product; (e) the First Annual Net Sales Milestone; and (f) the Second Annual Net Sales Milestone.

“Milestone Merger Consideration” means all payments made to the Participating Holders pursuant to any Milestone Event.

“Net Sales” means, with respect to a given period of time, total gross sales of Product 1, Product 1+, Product 2, Product 2+, and Product 3 (each a “Retinal Product” and collectively, the “Retinal Products”), as applicable, by Purchaser and its Affiliates in such period to third party customers after the Closing Date, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated to such gross sales amounts of each of the respective Retinal Products, as applicable:

•	credits or allowances actually granted for damaged such Retinal Products, returns or rejections of such Retinal Products, price adjustments and billing errors;
•	normal and customary trade, cash and quantity discounts, allowances and credits;
•

governmental and other rebates (or equivalents thereof) granted to managed healthcare organizations; pharmacy benefit managers (or equivalents thereof), federal, state/provincial, local and other governments, their agencies and purchasers or reimbursers; or to trade customers;
•	distribution services agreement fees allowed or paid to third party distributors;
•	transportation costs, including without limitation any insurance costs, for outbound freight related to the delivery of such Retinal Products to the extent included in the gross amount invoiced;
•	sales taxes, value added taxes and other taxes (other than taxes on income) applied to the sale of such Retinal Products to the extent included in the gross amount invoiced; and
•	any other items that reduce gross sales amounts as required by GAAP.

Sales of any such Retinal Products between or among Purchaser and its Affiliates shall be excluded from the computation of Net Sales, but the subsequent final sales of such Retinal Products to third parties by such Affiliates shall be included in the computation of Net Sales.

“Option” means any option to purchase Common Stock outstanding as of immediately prior to the Effective Time.

“Optionholder” means a holder of an Option.

“Participating Holders” means those persons (other than the Company) who, immediately prior to the Effective Time, were holders of Common Stock, Options or Warrants and whose interests therein, as the result of the Merger, are converted into a right to receive a portion of the Merger Consideration.

“Party” and “Parties” means the parties to this Agreement.

“Patents” means all inventions (whether or not patentable or reduced to practice), all worldwide issued patents and pending patent applications, patent disclosures, and rights related thereto.

“Per Share Amount” means the amount determined by dividing the applicable payment by the Fully Diluted Share Number.

“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Body.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.

“Pro Rata Portion” means, with respect to each Participating Holder, the amount allocated to such Participating Holder using a fraction (a) the numerator of which is the aggregate number of shares of Common Stock held by such Participating Holders (including any shares of Common Stock issuable pursuant to Options or Warrants) immediately prior to the Effective Time, and (b) the denominator of which is the Fully Diluted Share Number.

“Product 1” mean all protein based products developed by the Company for the treatment of AMD, RVO or DME that (a) contain one of the following active pharmaceutical ingredients: Anti-VEGF or Tyrosine Kinase Inhibitor (“TKI”); and (b) use a delivery technology (regardless of delivery duration) described in the Company’s invention disclosures and patent applications prepared and/or filed with the

USPTO, prior to the Closing Date, a copy of which shall be delivered to Purchaser at or before the Closing (the “Product 1 Filings”).

“Product 1+” means all Product 1 products that also (a) contain one of the following active pharmaceutical ingredients: Aflibercept or Axitinib (TKI); (b) have a duration of delivery of at least 5 months; and (c) deliver implants that are pre-loaded into a small gauge (25 gauge or smaller) needle.

“Product 2” means all steroid based products developed by the Company for the treatment of DME that possess at least the following characteristics: (a) contains a steroid as the primary active pharmaceutical ingredient; and (b) use a delivery technology (regardless of delivery duration) described in the Company’s invention disclosures and patent applications prepared and/or filed with the USPTO, prior to the Closing Date, a copy of which shall be delivered to Purchaser at or before the Closing (the “Product 2 Filings”).

“Product 2+” means all Product 2 products that also (a) contain Triamcinolone Acetonide as the primary active pharmaceutical ingredient; (b) have a duration of delivery of at least 5 months; and (c) deliver implants that are pre-loaded into a small gauge (25 gauge or smaller) needle.

“Product 3” means all products developed by the Company other than Product 1, Product 1+, Product 2 or Product 2+ that use the Company’s technology described in the Company’s invention disclosures and patent applications prepared and/or filed with the USPTO, prior to the Closing Date, a copy of which shall be delivered to Purchaser at or before the Closing (the “Product 3 Filings”).

“Protein Based Product” means the first of Product 1 or Product 1+ to satisfy the FDA Milestone and/or the EU Milestone, but in no event shall there be more than one Protein Based Product for any Milestone Event.

“PTO Filings” means, collectively, the Product 1 Filings, Product 2 Filings and the Product 3 Filings.

“Remedies Exception” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

“Representative” or “Representatives” means, with respect to a particular Person, any director, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Royalty Payment” means a quarterly royalty payment of five percent (5%) of the global Net Sales for the first Protein Based Product and the first Steroid Based Product and Product 3, if any, payable to the Stockholders’ Representative’s designee for further distribution to the Participating Holders until the later of (a) the 10th anniversary of the applicable FDA Milestone Event or EU Milestone Event for the respective Protein Based Product or Steroid Based Product in the US jurisdiction or the EU jurisdiction and (b) the date such Protein Based Product, Steroid Based Product or Product 3 is no longer covered by a valid patent claim in the respective US jurisdiction or the EU jurisdiction.

“Second Annual Net Sales Milestone” is satisfied upon the first to occur, during the ten (10) year period following the Closing Date, of (a) the annual Net Sales of the first Protein Based Product and the first Steroid Based Product in the aggregate exceeds $250 million in any given fiscal year or (b) the cumulative Net Sales of the first Protein Based Product and the first Steroid Based Product in the aggregate exceeds $1 billion.  Upon satisfaction of the Second Annual Net Sales Milestone, Purchaser will pay an additional $20 million to the Stockholders’ Representative’s designee for further distribution to the Participating Holders.

“Set-Off Rights” means, subject to the limitations in Article 9 (including Section 9.6), Purchaser’s right, without duplication, to reduce the Milestone Merger Consideration and/or Royalty Payments (to the extent payable hereunder and unpaid) for an indemnification claim made under Article 9 to the extent that any Purchaser Indemnified Party has made a valid and timely indemnification claim for Damages under Article 9 (including any such Damages in respect of any Third Party Claim) prior to the time the applicable Milestone Merger Consideration payment and/or Royalty Payment is due to be paid by Purchaser pursuant to this Agreement.  For the avoidance of doubt, the Set-Off Rights may be applied to any payments made with respect the Buyout Option, Product 1 Change in Control Buyout Payment, Product 2 Change in Control Buyout Payment or any payment related to a Retinal Products Sale.

“Steroid Based Product” means the first of Product 2 or Product 2+ to satisfy the FDA Milestone and/or the EU Milestone, but in no event shall there be more than one Steroid Based Product for any Milestone Event.

“Stockholders” means all of the holders of Common Stock immediately prior to the Effective Time.

“Stockholders’ Representative Amount” means an amount equal to one hundred fifty thousand dollars ($150,000), which amount shall be paid by Purchaser to the Stockholders’ Representative out of the Initial Merger Consideration for the benefit of the Participating Holders to be used to satisfy costs, expenses and/or liabilities of the Stockholders’ Representative (and/or the Participating Holders) in connection with its performance of its duties and responsibilities as the Stockholders’ Representative under this Agreement.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Tax” or “Taxes” means all federal, state, local or foreign income Taxes (including any Tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, capital stock, escheat or abandoned property, withholding, social security, unemployment, disability, or windfall profits Taxes, alternative or add-in minimum Taxes or any Tax of any kind whatsoever, together with any interest and any penalties and additions to Tax, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of another Person.

“Tax Agreement” means an agreement the principal purpose of which is the sharing or allocation of, or indemnification for, Taxes.

“Tax Return” means all federal, state, local, provincial and foreign return, declaration, report, or information return or statement relating to Taxes, including any schedules and amendments thereto.

“Trademarks” means all trademarks, service marks, trade dress, trade names or corporate names, logos, packaging design, slogans, internet domain names and social media identifications and any other and other indicia of source, together with all of the goodwill associated therewith.

“Transaction Expenses” means the sum of any fees, costs and expenses incurred by or on behalf of the Company in connection with the drafting, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, including (i) all legal, accounting, investment banking, advisor, consultant and other fees and expenses owed by the Company including any expenses related to the Stockholders’ Representative, (ii) all sale, change-of-control, retention or similar bonuses or payments to current or former employees and other service providers of the Company (and the employer-side Taxes associated with any such payments), and (iii) the fees and expenses incurred in connection with the obligations to obtain the Tail Policy.

“US PTO” means the United States Patent and Trademark Office.

“Warrants” means all warrants to purchase Common Stock outstanding as of immediately prior to the Effective Time.

“Warrantholder” means a holder of a Warrant.

2. The Merger

2.1 Surviving Corporation.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”), shall be wholly owned by Purchaser and shall succeed to and assume all of the rights and obligations of Merger Sub and the Company in accordance with the DGCL.  This Agreement and the other agreements entered into in connection with this Agreement are collectively referred to as the “Transaction Documents.”

2.2 Effective Time of the Merger.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 11:59 p.m., Pacific Time, no later than three (3) Business Days after the last of the conditions to Closing set forth in Article 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of O’Melveny & Myers LLP, 610 Newport Center Dr., 17th Floor, Newport Beach, CA 92660, or at such other time or on such other date or at such other place as Purchaser and the Company may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  On the Closing Date, the Company and Purchaser shall cause the Certificate of Merger in the form of Exhibit A (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL.  The Merger shall become effective at the time when the Certificate of Merger has been so filed or at any later time agreed to in writing by the Company and Purchaser and specified in the Certificate of Merger (the “Effective Time”).

2.3 Charter Documents.  The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to read as set forth in Exhibit B and, as so amended, such certificate shall be the certificate of incorporation of the Surviving Corporation until changed or amended as provided in such certificate or by applicable Law. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until changed or amended as provided in such bylaws or by applicable Law.

2.4 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, in accordance with applicable Law, the certificate of incorporation and the bylaws of the Surviving Corporation.

2.5 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, until the earlier of their resignation or removal in accordance with applicable Law, the certificate of incorporation and the bylaws of the Surviving Corporation.

3. PAYMENT AND DISTRIBUTION OF THE MERGER CONSIDERATION
3.1 Closing Statement.

(a) Delivery of Estimated Closing Statement.  No later than three (3) Business Days prior to the Closing, the Company will deliver to Purchaser (i) the List of Participating Holders and (ii) a certificate signed by an authorized officer of the Company attaching an itemized statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of (A) Cash of the Company as of the Closing Date (the “Estimated Closing Cash”), (B) Indebtedness of the Company as of the Closing Date (the “Estimated Closing Indebtedness”), and (C) Transaction Expenses as of the Closing Date (the “Estimated Closing Transaction Expenses”). The Company and Purchaser each agrees to provide, upon the other’s request, reasonable access (including electronic access, to the extent available), to the applicable books, records, properties and personnel of the Company or Purchaser, as applicable, for purposes of verifying the information in the Estimated Closing Statement.

(b) Delivery of Closing Statement.  As promptly as practicable, but no later than sixty (60) days after the Effective Time, Purchaser will deliver, or cause the Surviving Company to deliver, to the Stockholders’ Representative a certificate signed by an authorized officer of Purchaser (the “Closing Statement Certificate”) attaching an itemized statement (the “Closing Statement”) setting forth Purchaser’s calculation of (i) the Cash of the Company as of the Closing Date (the “Closing Cash”), (ii) the Indebtedness of the Company as of the Closing Date (the “Closing Indebtedness”), and (iii) Transaction Expenses as of the Closing Date (the “Closing Transaction Expenses”).  Purchaser will provide the Stockholders’ Representative and its Representatives with reasonable access (including electronic access, to the extent available), during normal business hours, to the relevant books, records, properties and personnel of the Surviving Company (and personnel of Purchaser to the extent involved in the preparation of the Closing Statement), for the purpose of assisting the Stockholders’ Representative and its Representatives in their review of the amounts set forth in the Closing Statement.

(c) Notice of Dispute.  If the Stockholders’ Representative disputes Purchaser’s calculation of the Closing Cash, the Closing Indebtedness and/or the Closing Transaction Expenses (the “Disputed Items”), the Stockholders’ Representative will deliver to Purchaser within thirty (30) days of its receipt of the Closing Statement a reasonably detailed notice specifying the Disputed Items, and the Stockholders’ Representative will be deemed to have agreed with all amounts contained in the Closing Statement that are not disputed. If no notice of Disputed Items is delivered to Purchaser on or prior to the expiration of such thirty (30) day period, the Closing Statement and the calculations set forth therein will be deemed accepted by the Stockholders’ Representative and will be final, conclusive and binding on the Parties. If any such notice of Disputed Items is timely provided, Purchaser and the Stockholders’ Representative will use commercially reasonable efforts for a period of thirty  (30) days after Purchaser’s receipt of the notice of Disputed Items from the Stockholders’ Representative (or such longer period as they may mutually agree in writing) (the “Consultation Period”) to resolve the Disputed Items.

(d) Dispute Resolution.  If Purchaser and the Stockholders’ Representative do not reach a final resolution of all Disputed Items within the Consultation Period, then any remaining Disputed Items will be submitted to the final and binding determination of the Independent Auditing Firm.  The Independent Auditing Firm will be instructed to resolve only the Disputed Items that were not settled in writing during the Consultation Period and will be instructed to resolve such Disputed Items within thirty

(30) Business Days after submission. The Independent Auditing Firm will have the right, but not the obligation, to request information or ask questions of Purchaser and the Stockholders’ Representative as it sees fit. The Independent Auditing Firm’s determination will be made solely in accordance with the terms of this Agreement and based solely on the submissions and supporting materials provided by Purchaser and the Stockholders’ Representative in accordance with the terms and procedures set forth in this Agreement. The Independent Auditing Firm’s determination of the Disputed Items will be deemed final, conclusive and binding on the Parties. The fees, costs and expenses of the Independent Auditing Firm shall be divided equally between Purchaser, on the one hand, and the Stockholders’ Representative (on behalf of the Participating Holders), on the other hand.  The Parties agree that the procedure set forth in this Section 3.1 will be the sole and exclusive method for resolving the Disputed Items, provided that this provision will not prohibit any Party from instituting legal proceedings to enforce the ruling of the Independent Auditing Firm.

(e) Adjustment to Merger Consideration.

(i) Upon receipt by Purchaser of the Stockholders’ Representative’s written notice of agreement and/or resolution of all Disputed Items in accordance with Sections 3.1(c) or 3.1(d), (i) the calculation of the Closing Cash will be final, conclusive and binding on the Parties and will be the “Final Closing Cash,” (ii) the calculation of the Closing Indebtedness will be final, conclusive and binding on the Parties and will be the “Final Closing Indebtedness,” and (ii) the calculation of the Closing Transaction Expenses will be final, conclusive and binding on the Parties and will be the “Final Closing Transaction Expenses.”

(ii) In the event that:

(1) the amount of the Final Closing Cash exceeds the Estimated Closing Cash by more than $25,000, Purchaser shall deliver to the Stockholders’ Representative’s designee for further distribution to each of the Participating Holders in accordance with the List of Participating Holders an amount equal to the Final Closing Cash minus the Estimated Closing Cash; if the Estimated Closing Cash exceeds the Final Closing Cash by more than $25,000, then Purchaser shall be entitled to exercise its Set-Off Rights in an amount equal to such excess; if the difference between the Final Closing Cash and Estimated Closing Cash is less than $25,000 in either direction, no further payments or adjustments shall be made with respect thereto.

(2) the amount of the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness, then Purchaser shall be entitled to offset any amounts due to the Participating Holders pursuant to Section 3.1(e)(ii) or exercise its Set-Off Rights in an amount equal to such excess amount; if the amount of the Estimated Closing Indebtedness exceeds the Final Closing Indebtedness, Purchaser shall deliver to the Stockholders’ Representative’s designee for further distribution to each of the Participating Holders in accordance with the List of Participating Holders an amount equal to such excess.

(3) the amount of the Final Closing Transaction Expenses exceeds the Estimated Closing Transaction Expenses, then Purchaser shall be entitled to offset any amounts due to the Participating Holders pursuant to Section 3.1(e)(ii) or exercise its Set-Off Rights in an amount equal to such excess amount; if the amount of the Estimated Closing Transaction Expenses exceeds the Final Closing Transaction Expenses, Purchaser shall deliver to the Stockholders’ Representative’s designee for further distribution to each of the Participating Holders in accordance with the List of Participating Holders an amount equal to such excess.

3.2 Merger Consideration.  On the Closing Date, Purchaser shall pay or cause to be paid by wire transfer of immediately available funds (without any withholding or deduction of any kind except as otherwise provided for in this Agreement) the Closing Merger Consideration as follows:  (i)  to the payment of all Indebtedness and Transaction Expenses (to the extent not paid by the Company and/or its Affiliates prior to the Closing) set forth in the Estimated Closing Statement; (ii) to the Stockholders’ Representative, for the benefit of the Participating Holders, by wire transfer of immediately available funds to the account designated by the Stockholders’ Representative, an amount in cash equal to the Stockholders’ Representative Amount to be held and disbursed by the Stockholders’ Representative in accordance with this Agreement; and (iii) to the Stockholders’ Representative’s designee, for payment to each Participating Holder, an amount equal to the Closing Merger Consideration less the amounts paid under clause (i) and clause (ii) of this sentence; provided,  however, that the portion of the Closing Merger Consideration payable to the Optionholders and the Warrantholders shall be netted against the Aggregate Exercise Price as provided in Section 4.4 or Section 4.5, as applicable.  For the avoidance of doubt, the amount in cash actually payable by Purchaser at the Closing will not include the Aggregate Exercise Price included in the definition of Closing Merger Consideration. In addition, Purchaser shall pay or cause to be paid by wire transfer of immediately available funds from time-to-time to the Stockholders’ Representative’s designee, for payment to each Participating Holder, all other Merger Consideration earned and payable hereunder, such Merger Consideration to be paid to each Participating Holder based upon, in the case of Common Stock, the Per Share Amount with respect to such payment multiplied by the number of shares of Common Stock held of record by such Participating Holder immediately prior to the Effective Time (determined on a certificate by certificate basis) or based upon, the case of the Options and Warrants, the Per Share Amount with respect to such payment multiplied by the number of shares of Common Stock subject to each such Option or Warrant (as applicable) as of immediately prior to the Effective Time, such Merger Consideration to be paid, within the time frames set forth in Section 3.4,  all such payments to be conditional upon delivery by such Participating Holder to Stockholders’ Representative’s designee of a completed Letter of Transmittal (in form mutually agreed upon by Purchaser and the Stockholders’ Representative) and in accordance with the List of Participating Holders or any Updated List of Participating Holders.

3.3 Reliance.  In calculating the allocation of the Merger Consideration, Purchaser and the Stockholders’ Representative each shall be entitled to rely on the representations and warranties of the Company set forth herein and on the List of Participating Holders.  If such representations and warranties or the List of Participating Holders are not complete and correct, in no event shall the aggregate Merger Consideration payable by Purchaser or the Stockholders’ Representative and/or the Stockholders’ Representative’s designee to the Participating Holders exceed such consideration as would have been payable assuming such representations and warranties and List of Participating Holders were complete and correct.

3.4 Payments.  The Closing Merger Consideration shall be due and payable on the Closing Date.  All payments shall be made in US Dollars by wire transfer to the account(s) designated by the Stockholders’ Representative’s designee in writing, which shall then be further distributed to the Participating Holders.  Upon satisfaction of any Milestone Event, Purchaser shall notify the Stockholders’ Representative in writing within twenty (20) Business Days (each a “Milestone Notice”).  Within ten (10) Business Days of receipt of any Milestone Notice, the Stockholders’ Representative shall deliver to Purchaser an updated List of Participating Holders (each such update, an “Updated List of Participating Holders”) or, if no updated List of Participating Holders is received within such ten (10) Business Day period, the last delivered List of Participating Holders shall be deemed final for purposes of payment with respect to such Milestone Event.  Each Milestone Merger Consideration payment, if any, shall (i)  be due and payable within five  (5) Business Days after receipt of an Updated List of Participating Holders or, in the event no Updated List of Participating Holders is delivered, within fifteen (15) Business Days of delivery of the Milestone Notice and (ii) shall be paid by wire transfer to the account(s) designated by the Stockholders’ Representative’s designee and shall be directed to the Stockholders’ Representative’s designee for further distribution to the Participating Holders.  Each Royalty Payment, if any, shall be due and payable within sixty-five  (65) days after the last day of each applicable fiscal quarter to which such Royalty Payment relates.  Purchaser shall cause the Surviving Company, acting in good faith, to use commercially reasonable judgment and efforts to accomplish each Milestone Event after giving due consideration to the costs and expenses related to achieving each such Milestone Event compared to the likelihood of achieving commercial viability and reasonable profitability of a Protein Based Product or a Steroid Based Product.

3.5 Buyout Option and Change in Control.

(a) Notwithstanding any other provision of this Agreement, in the event Purchaser elects, in its sole discretion following the FDA Milestone for any Protein Based Product or Steroid Based Product, to exercise the Buyout Option with respect to either the Protein Based Product or the Steroid Based Product, Purchaser shall have no obligation to make any payments related to any EU Milestone, Royalty Payments, First Annual Net Sales Milestone, Second Annual Net Sales Milestone or any other contingent or milestone payments related to such Protein Based Product or such Steroid Based Product, as applicable, that would have otherwise become payable.  For clarity, Purchaser may elect to exercise the Buyout Option for either the first Protein Based Product or the first Steroid Based Product independently, and may exercise the Buyout Option as to both the first Protein Based Product and the first Steroid Based Product.  If Purchaser exercises the Buyout Option with respect to both the Protein Based Product and the Steroid Based Product, then such Buyout Option will also terminate any Royalty Payments due or to become due for any Product 3.  Purchaser shall notify the Stockholders’ Representative of Purchaser’s desire to exercise a Buyout Option in writing, specifying therein which Buyout Option is being exercised thereby, and pay the applicable Buyout Option Amount to the Stockholders’ Representative’s designee for further distribution to the Participating Holders within ten (10) Business Days after such notice is deemed delivered to the Stockholders’ Representative as provided herein.

(b) In the event there is a Change in Control of Purchaser after either Product 1 or a Product 1+ has satisfied the FDA Milestone, Purchaser shall pay the Buyout Option Amount with respect to such Product 1 or Product 1+, as applicable, in connection with the closing of such Change in Control of Purchaser (any such payment, a “Product 1 Change in Control Buyout Payment”).  Any Product 1 Change in Control Buyout Payment that becomes due and payable pursuant to this Section 3.5(b) shall be paid in connection with, and no later than fifteen (15) Business Days following, the closing of such Change in Control of Purchaser.  If a Product 1 Change in Control Buyout Payment is made, Purchaser shall have no obligation to make any payments with respect to the EU Milestone, Royalty Payments, First Annual Net Sales Milestone, Second Annual Net Sales Milestone or any other contingent or milestone payments for any Protein Based Product that otherwise is or would have become payable.  In the event that neither a Product 1 nor a Product 1+ has satisfied the FDA Milestone prior to the closing of a Change in Control of Purchaser, no amounts will be paid in connection with such Change in Control of Purchaser and the acquiring Person in such Change in Control of Purchaser shall assume all obligations under this Agreement with respect to such Milestone Merger Consideration.

(c) In the event there is a Change in Control of Purchaser after either a Product 2 or a Product 2+ has satisfied the FDA Milestone, Purchaser shall pay the Buyout Option Amount with respect to such Product 2 or Product 2+, as applicable, in connection with the closing of such Change in Control of Purchaser (any such payment, a “Product 2 Change in Control Buyout Payment”).  Any Product 2 Change in Control Buyout Payment that becomes due and payable pursuant to this Section 3.5(c) shall be paid in connection with, and no later than fifteen (15) Business Days following, the closing of such Change in Control of Purchaser.  If a Product 2 Change in Control Buyout Payment is made, Purchaser shall have no obligation to make any payments with respect to the EU Milestone, Royalty Payments, First Annual Net Sales Milestone, Second Annual Net Sales Milestone or any other contingent or milestone payments for any Steroid Based Product that otherwise is or would have become payable.  In the event that neither a Product 2 or Product 2+ has satisfied the FDA Milestone prior to the closing of a Change in Control of Purchaser, no amounts will be paid in connection with such Change in Control of Purchaser and the acquiring Person in such Change in Control of Purchaser shall assume all obligations under this Agreement with respect to such Milestone Merger Consideration.

(d) In the event Purchaser makes both a Product 1 Change in Control Buyout Payment and a Product 2 Change in Control Buyout Payment, Purchaser shall have no obligations to pay any Royalty Payments due or to become due for any Product 3.

(e) Except in connection with a Change in Control of Purchaser, in the event (i) there is a Change in Control of Surviving Corporation (or its successor in interest) or (ii) Purchaser or Surviving Corporation (or its successor in interest) enters into a transaction in which the assets transferred, sold or assigned include all or substantially all of the assets related to the Retinal Products (collectively, the “Retinal Products Sale”), then if either a Protein Based Product or a Steroid Based Product has satisfied its respective FDA Milestone, Purchaser shall pay the aggregate of (i) the Buyout Option Amount for Product 1 (unless the FDA Milestone for Product 1+ has been satisfied prior to such sale, in which case Purchaser shall pay the Buyout Option Amount for Product 1+), (ii) the Buyout Option Amount for Product 2 (unless the FDA Milestone for Product 2+ has been satisfied prior to such sale, in which case Purchaser shall pay the Buyout Option Amount for Product 2+), (iii) the FDA Milestone payment for Product 1 (to the extent Purchaser has not already paid an FDA Milestone payment for Product 1 or Product 1+) and (iv) the FDA Milestone payment for Product 2 (to the extent Purchaser has not already paid an FDA Milestone payment for Product 2 or Product 2+).  Any payment related to the Retinal Products Sale shall be paid in connection with, and no later than fifteen (15) Business Days following, the closing of such Retinal Products Sale.  Notwithstanding the foregoing, nothing in this Section 3.5(e) shall be deemed to apply in a corporate restructuring of Purchaser or the Surviving Corporation and its Affiliates or transfer of the Retinal Products to an Affiliate of Purchaser or the Surviving Corporation.

3.6 IOP System Milestone Payments.  Notwithstanding anything to the contrary contained herein, all the Parties hereto acknowledge and agree that any amounts that become due and payable after the Closing Date in connection with the IOP System Milestone Payments from Purchaser to the Company shall be paid by Purchaser to the Stockholders’ Representative’s designee for distribution to the Participating Holders (in lieu of payment to the Company).  The terms and conditions of such IOP System Milestone Payments shall be made in accordance with provisions of the IOP System Purchase Agreement.

3.7 Report.  From the Closing Date until the earlier of (a) satisfaction of all Milestone Events or (b) the ten (10) year anniversary of the Closing Date, the Stockholders’ Representative shall have the right on an annual basis, on behalf of the Participating Holders, to request a written report showing an accounting of the Surviving Corporation’s progress with respect to (i) achieving the FDA Milestone and EU Milestone with respect to a Protein Based Product and Steroid Based Product and (ii) the Surviving Corporation’s then-current annual Net Sales of the Protein Based Product and Steroid Based Product.

4. CONVERSION OF COMMON STOCK

Subject to the terms and conditions of this Agreement, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company, or the Participating Holders:

4.1 Common Stock of Merger Sub.  At the Effective Time, each issued and outstanding share of common stock of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

4.2 Cancellation of Certain Shares.  At the Effective Time, each share of Common Stock that is owned by the Company as treasury stock or otherwise, if any, or Purchaser, or any Subsidiary of Purchaser (including Merger Sub) immediately prior to the Effective Time, shall cease to be outstanding, shall be cancelled and retired without any conversion thereof and without payment of any consideration therefor.

4.3 Conversion of Common Stock.   At the Effective Time, except for any shares of Common Stock cancelled in accordance with Section 4.2 above, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be converted automatically, upon surrender of the Company Certificate and a corresponding Letter of Transmittal representing such share of Common Stock as contemplated herein, into the right to receive cash in an amount (rounded up to the nearest cent) equal to the sum of: (i) the Closing Per Share Merger Consideration, plus (ii) if, when and to the extent that it becomes payable in accordance with this Agreement, the Per Share Amount of all Merger Consideration (if, when and as to the extent the same becomes payable in accordance with this Agreement), plus (iii) if, when and to the extent that they become payable in accordance with this Agreement, the Per Share Amount of any of the Stockholders’ Representative Amount not used by the Stockholders’ Representative pursuant to Section 5.3.

4.4 Treatment of Options and Corporate Actions.

(a) At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to such Options, upon delivery of a Letter of Transmittal representing such Options,  (i) an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Common Stock subject to such Option, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per share exercise price under such Option, (ii) any amounts that may become payable to Participating Holders in the future from the Stockholders’ Representative Amount not used by the Stockholders’ Representative pursuant to Section 5.3, and (iii) any amounts that may become payable to Participating Holders in the future from all other Merger Consideration as provided in this Agreement, in each case, as to the extent of the applicable Option and at the respective times and subject to the contingencies specified herein. After the Effective Time, each Optionholder shall only be entitled to the payments described in this Section 4.4(a).

(b) At or prior to the Effective Time, the Company and the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions necessary to effectuate the provisions of Section 4.4(a).

4.5 Treatment of Warrants and Corporate Actions.

(a) At the Effective Time, each Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger, cancelled and each Warrantholder shall cease to have any rights with respect thereto other than the right to receive with respect to such Warrant, upon delivery of a Letter of Transmittal representing such Warrant, (i) an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Common Stock subject to such Warrant, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per share exercise price under such Warrant, (ii) any amounts that may become payable to Participating Holders in the future from the Stockholders’ Representative Amount not used by the Stockholders’ Representative pursuant to Section 5.3, and (iii) any amounts that may become payable to Participating Holders in the future from all other Merger Consideration as provided in this Agreement, in each case, as to the extent of the applicable Warrant and at the respective times and subject to the contingencies specified herein. After the Effective Time, each Warrantholder shall only be entitled to the payments described in this Section 4.5(a).

(b) At or prior to the Effective Time, the Company and the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions necessary to effectuate the provisions of Section 4.5(a).

4.6 No Further Rights.  All Common Stock, Options and Warrants, when cancelled and/or converted pursuant hereto, shall no longer be outstanding and shall automatically be cancelled and retired, and each Participating Holder shall cease to have any rights with respect thereto, except the right to receive the amount of Merger Consideration with respect to such Common Stock, Options and Warrants set forth in this Agreement.

4.7 Withholding.  Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the any Law or under the Code, or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Purchaser, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.  Notwithstanding the foregoing, other than with respect to payments to employees, Purchaser shall provide the Stockholders’ Representative written notification of its intent to withhold any Closing Merger Consideration at least five (5) days prior to such withholding being made and cooperate with the Stockholders’ Representative in mitigating the requirement to withhold.  For the avoidance of doubt, Purchaser shall not be required to provide any notification of any intent to withhold for tax purposes any portion of any Milestone Merger Consideration, Royalty Payments or other contingent consideration.

5. THE STOCKHOLDERS’ REPRESENTATIVE

5.1 The Stockholders’ Representative Duties.  The Stockholders’ Representative shall serve as representative of the Participating Holders with full power and authority to take all actions under this Agreement and the other Transaction Documents on behalf of the Participating Holders. Each Participating Holder irrevocably appoints the Stockholders’ Representative as the exclusive agent, proxy and attorney-in-fact for such Participating Holder for all purposes of this Agreement, including full power and authority on such Participating Holder’s behalf (i) to consummate the Transactions, (ii) to execute and deliver on behalf of such Participating Holders any amendment to this Agreement or waiver of any of its provisions, (iii) to receive on behalf of and to and disburse to each Participating Holder all amounts payable hereunder, (iv) to take all other actions required or permitted to be taken by or on behalf of such Participating Holder in connection with this Agreement, (v) to negotiate, settle, compromise and otherwise handle any adjustment, dispute or payment hereunder or pursuant hereto, including all claims for indemnification made by any Indemnified Party pursuant hereto, (vi) to do each and every act and exercise any and all rights that such Participating Holder or the Participating Holders collectively are permitted or required to do or exercise under this Agreement, and (vii) to take all other actions that are necessary or appropriate in the judgment of the Stockholders’ Representative in connection with this Agreement, the other Transaction Documents or the Stockholders’ Representative Engagement Agreement (each of (i) through (vii) above, an “Authorized Action”). Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Participating Holders, except as expressly provided herein and in the Stockholders’ Representative Engagement Agreement (as defined below), and for purposes of clarity, there are no obligations of the Stockholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. Each Participating Holder agrees that such agency and proxy and the powers, immunities and rights to indemnification granted to the Stockholders’ Representative Group (as defined below) are coupled with an interest, are therefore irrevocable without the consent of the Stockholders’ Representative and shall survive the death, incapacity or bankruptcy of any Participating Holder and shall be binding on any successor thereto.

5.2 Replacement Stockholders’ Representative.  The Stockholders’ Representative shall not commence proceedings to liquidate, dissolve or wind up its affairs or to terminate is position as the Stockholders’ Representative without providing to Purchaser and each Participating Holder prior written notice of its intention to do so.  Upon receipt of such notice, a Participating Holder or group of Participating Holders who represent a majority of the outstanding shares of Common Stock of the Company immediately prior to the Effective Time shall have the right, and hereby agree, to appoint a substitute Person (which may or may not be a Participating Holder) to act as the “Stockholders’ Representative” with all of the same rights, powers and authority to act on behalf of the Participating Holders as the initial Stockholders’ Representative has hereunder.  Upon the provision of at least ten (10) Business Days’ prior written notice to each Participating Holder and Purchaser, the Stockholders’ Representative may designate one of its Affiliates or, with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), a Person other than one of its Affiliates as its successor, which successor shall have all of the same rights, powers and authority to act on behalf of the Participating Holders as the initial Stockholders’ Representative has pursuant hereto.  The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group (as defined below) and the Closing and/or any termination of this Agreement.

5.3 Expenses.  Any expenses or liabilities incurred by the Stockholders’ Representative in performing its duties in such capacity under this Agreement or other Transaction Documents shall be reimbursed to the Stockholders’ Representative from the Stockholders’ Representative Amount. If the Stockholders’ Representative Amount becomes exhausted, the Stockholders’ Representative may from time to time submit invoices to the Participating Holders covering their Pro Rata Amount of such expenses and/or liabilities and, upon the request of any Participating Holder, shall provide such Participating Holder with an accounting of all expenses paid.  The Stockholders’ Representative may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed to the Stockholders’ Representative against the Stockholders’ Representative Amount and against any amounts to be paid to the Participating Holders, including any Merger Consideration payments.  The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholders’ Representative Amount other than as a result of its gross negligence or willful misconduct.  The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholders’ Representative Amount and has no tax reporting or income distribution obligations. The Participating Holders will not receive any interest on the Stockholders’ Representative Amount and assign to the Stockholders’ Representative any such interest.  Subject to Advisory Group approval, the Stockholders’ Representative may contribute funds to the Stockholders’ Representative Amount from any consideration otherwise distributable to the Participating Holders. As soon as reasonably determined by the Stockholders’ Representative that the Stockholders’ Representative Amount is no longer required to be withheld, the Stockholders’ Representative shall distribute the remaining Stockholders’ Representative Amount (if any) to the Stockholders’ Representative’s designee for further distribution to the Participating Holders.

5.4 Liability.  Certain Participating Holders have entered into an engagement agreement (the “Stockholders’ Representative Engagement Agreement”) with the Stockholders’ Representative to provide direction to the Stockholders’ Representative in connection with its services under this Agreement and the Stockholders’ Representative Engagement Agreement (such Stockholders, including their individual representatives, collectively the “Advisory Group”). In dealing with this Agreement, the other Transaction Documents, the Stockholders’ Representative Engagement Agreement and any related notice, instrument, agreement or document, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder or thereunder, (i) the Stockholders’ Representative and its agents, counsel, accountants, members, managers, directors, officers, employees, contractors, members of the Advisory Group (solely to the extent of their services in such capacity and not as Participating Holders) and other representatives (collectively, the “Stockholders’ Representative Group”),  shall not assume or incur any liability or responsibility whatsoever (in each case, to the extent permitted by applicable Law) to Purchaser, the Surviving Corporation, any Participating Holder or any other Person, including by reason of any error in judgment or other act or omission performed or omitted under or in connection with this Agreement, the other Transaction Documents, the Stockholders’ Representative Engagement Agreement or any such other agreement, instrument or document, except to the extent such actions constituted fraud or intentional misconduct, and (ii) the Stockholders’ Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representative pursuant to such advice shall in no event subject the Stockholders’ Representative to liability to Purchaser, the Surviving Corporation, any Participating Holder or any other Person.  In no event will the Stockholders’ Representative (solely in its capacity as the Stockholders’ Representative and not in its capacity as a Participating Holder, if applicable) be liable under or in connection with this Agreement to any Participating Holder for any indirect, punitive, special or consequential damages.  Each Participating Holder shall severally, but not jointly, based on such Participating Holders’ Pro Rata Portion of the Closing Merger Consideration, indemnify and hold harmless the Stockholders’ Representative Group from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) (such losses, liabilities and expenses, collectively, the “Stockholders’ Representative Expenses”). Such Stockholders’ Representative Expenses may be recovered first, from the Stockholders’ Representative Amount, second, from any distribution of the Merger Consideration otherwise distributable to the Participating Holders at the time of distribution, and third, directly from the Participating Holders arising out of or in connection with the Stockholders’ Representative’s execution and performance (solely in its capacity as the Stockholders’ Representative and not in its capacity as a Participating Holder, if any) of this Agreement, the other Transaction Documents and the Stockholders’ Representative Engagement Agreement, except for fraud or intentional misconduct.  This indemnification will survive the termination of this Agreement and the other Transaction Documents. The Participating Holders acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the Transactions.  Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions. The Stockholders’ Representative shall be entitled to: (i) rely upon the List of Participating Holders or any Updated List of Participating Holders, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Participating Holder or other party.

5.5 Payment of Merger Consideration.  The Stockholders’ Representative shall designate PNC Bank, National Association, to distribute to the Participating Holders, based on their respective Per Share Amount (net of any amounts owed by any Participating Holder to the Stockholders’ Representative), any portion of the Merger Consideration that it has not used to satisfy its liabilities or expenses as the Stockholders’ Representative or other obligations of the Participating Holder under this Agreement at the time or times the Stockholders’ Representative determines in its reasonable discretion.

5.6 Duties.  At the request of the Stockholders’ Representative, each Participating Holder agrees to perform all such lawful acts and to execute and deliver all such further assignments, assumptions and other lawful documents as may reasonably be necessary or desirable to confirm and effect the Transactions.  In the event that the Stockholders’ Representative is unable for any reason whatsoever to secure any Participating Holder’s signature to any document that any Participating Holder is required to execute pursuant to the foregoing, each Participating Holder hereby irrevocably designates and appoints the Stockholders’ Representative and its duly authorized officers and agents power of attorney to execute and file any such documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by such Participating Holder.  This power of attorney will be deemed coupled with an interest and will be irrevocable.

5.7 Authorized Actions.   Each Participating Holder agrees that Purchaser and the Surviving Corporation shall be entitled to rely on any Authorized Action taken by the Stockholders’ Representative, on behalf of each of the Participating Holders, and that each Authorized Action shall be binding on each Participating Holder and their successors as if expressly confirmed and ratified in writing as fully as if such Participating Holder had taken such Authorized Action.  The Participating Holders agree to pay, severally and not jointly, in accordance with each Participating Holder’s Per Share Amount, and to indemnify and hold harmless, each of the Purchaser Indemnified Parties from and against, any Damages which they may suffer, sustain, or become subject to, as the result of any claim by such Participating Holder that an Authorized Action is not binding on, or enforceable against, such Participating Holder.  In addition, each Participating Holder hereby releases and discharges Purchaser and the Surviving Corporation, from and against any liability or obligation arising out of or in connection with the Stockholders’ Representative’s failure to distribute any amounts actually received or held by the Stockholders’ Representative on the Participating Holders’ behalf to the Participating Holder.  Payment of all amounts paid by Purchaser or the Surviving Corporation to the Stockholders’ Representative shall constitute payment by Purchaser or the Surviving Corporation, as applicable, to each of the Participating Holders and satisfaction of Purchaser’s or the Surviving Corporation’s obligation to pay such amount hereunder (notwithstanding any withholding by the Stockholders’ Representative).

6. Representations and Warranties

6.1 Representations and Warranties of the Company.  Except as set forth on the Company Disclosure Schedule, which exceptions or disclosure shall be deemed to be part of the representations and warranties made hereunder, the Company hereby represents and warrants as set forth below to Purchaser and Merger Sub.

(a) Organization and Good Standing.  The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate or other power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.  The Company has set forth in the Company Disclosure Schedule or made available to Purchaser correct copies of the Company’s certificate of incorporation and bylaws as in effect as of the date of this Agreement (which documents are in full force and effect), minute books, stock ledger and other material corporate documentation,  and the Company is not in default or violation of its certificate of incorporation or bylaws.

(b) Power and Authorization; Enforceability.    The Company has all requisite corporate power and authority and has taken all necessary corporate action to execute and deliver this Agreement and the other Transaction Documents to which it is a party (collectively, the “Company Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate and carry out the Transactions.  Subject to adoption of this Agreement by the affirmative vote of Stockholders representing a majority of the outstanding shares of Common Stock (the “Requisite Stockholder Vote”), no further action on the part of the Company or the Participating Holders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and each other Company Transaction Document. The Company has duly executed and delivered this Agreement and each other Company Transaction Document.  Assuming that this Agreement and each of the other Company Transaction Documents are valid and binding obligations of each of the other parties hereto and thereto, this Agreement and each other Company Transaction Document is the legal, valid and binding obligation of the Company, subject to the Remedies Exception.

(c) No Conflicts.    Neither the execution, delivery or performance by the Company of this Agreement or any other Company Transaction Documents nor the consummation of the Transactions (with or without the passage of time or the giving of notice, or both) will: (i) conflict with or result in a breach of the organizational documents of the Company; (ii) violate or conflict with any judgments or Laws binding upon or applicable to the Company or by which the Company or any of its properties or assets are bound; (iii) conflict with, result in a violation or breach of, constitute a default under, or give a right to modify, terminate, accelerate or cancel, or give a right to require notice under, any Material Contract; (iv) result in the creation or imposition of any encumbrance upon any of the assets of the Company; or (v) cause a loss or adverse modification of any material Governmental Authorization used or held by the Company except, in the case of each clauses (iii) through (v) to the extent the same has not materially affected the Company.  Except for the filing of the Certificate of Merger pursuant to the DGCL, the execution and delivery of this Agreement and the other Company Transaction Documents by the Company and the consummation of the Transactions do not require any material consent of, notice to, registration or filing with or declaration of any Governmental Body.

(d) Capitalization.  The authorized, issued and outstanding Common Stock and other equity securities of the Company and the record ownership of such stock or other equity securities are fully and accurately set forth in the Company Disclosure Schedule.  The Company has not granted any preemptive rights, rights of first refusal or other similar rights with respect to any of the Common Stock or other equity securities, and, other than as set forth in the Company Disclosure Schedule, there are no offers, options, warrants, rights, agreements or commitments of any kind granted or outstanding.  All of the Common Stock of the Company shown as outstanding in the Company Disclosure Schedule have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and were not issued in violation of the preemptive rights of any Person or of any applicable Contract or Law.

(e) Compliance with Laws.  The Company conducts, and during the three years prior to the date of this Agreement has conducted, business in compliance in all material respects with all applicable Laws.  During the three years prior to the date of this Agreement the Company has not received any written or, to the Company’s Knowledge, oral communication from any Governmental Body of any actual or alleged violation or failure to comply with any applicable Laws in any material respect that is pending or remains unresolved. To the Company’s Knowledge, the Company is not under investigation with respect to any violation of Law.

(f) Litigation.  There are no legal proceedings pending or, to the Knowledge of the Company, threatened, that involve the business or assets, of the Company or any of its officers or directors in their capacities as such and, to the Knowledge of the Company, there is no basis for any of the foregoing.  There are no unsatisfied judgments against the Company or its business, properties or assets or that would adversely affect the Company’s ability to consummate the Transactions.

(g) Financial Statements; Undisclosed Liabilities; Books and Records.
(i) Financial Statements. The Company has provided Purchaser with a copy of its (A) unaudited balance sheet as at each of December 31, 2016, 2017 and 2018 and the related unaudited income statement for each of the fiscal years then ended and (B) unaudited balance sheet as of March 31, 2019 (the “March Balance Sheet”), and the related unaudited income statement for the three (3) month period then ended (collectively, the “Financial Statements”).  The Financial Statements (including the notes thereto, if any) have been prepared from the books and records of the Company, in a manner consistent with the Company Accounting Principles.

(ii) Undisclosed Liabilities.  The Company has no liability or obligation of any kind other than: (A) liabilities and obligations disclosed in or reserved against in the March Balance Sheet; (B) liabilities and obligations that have arisen since the date of the March Balance Sheet in the ordinary course of business consistent with past practice which individually or in the aggregate, would not reasonably be likely to be material; and (C) liabilities and obligations contemplated by this Agreement and the other Transaction Documents and set forth in the Company Disclosure Schedules.

(iii) Books and Records. The Financial Statements have been based upon, and are consistent with, the information concerning the Company’s books and records, which books and records are correct and complete in all material respects and have been made available to Purchaser and Merger Sub.

(h) Absence of Certain Changes and Events.   During the last 12 months, the Company has conducted its businesses in the ordinary course in all material respects and, except as expressly provided for in this Agreement or any other Transaction Document, there has not been any:

(i) event, condition, occurrence, contingency or development that has had or would reasonably be expected to have a Company Material Adverse Effect;
(ii) sale, assignment, transfer, hypothecation, conveyance, lease, or other disposition of any material asset or property of the Company, except in the ordinary course of business;
(iii) failure to pay when due any material liabilities arising out of the operations of the Company;
(iv) making or rescission of any Tax election of the Company or the settlement or compromise of any Tax liability of the Company;
(v) material change in the manner in which the Company’s business has been conducted;

(vi) license, sale, assignment or transfer of any Intellectual Property, or disclosure of any proprietary confidential information to any Person other than pursuant to a customary confidentiality agreement;

(vii) institution of, or entering into any settlement agreement in connection with, any material proceeding involving the Company;
(viii) entry into, amendment, termination or non-renewal of any Material Contract; or
(ix) agreement by or arrangement of the Company to do any of the foregoing.

(i) Real Property.  The Company does not own, and has never owned, any real property.  The Company has provided a complete and accurate list of all existing leases for real property in the Company Disclosure Schedule and has provided to Purchaser complete and accurate copies of such leases for review.  Each such lease is legal, valid, binding, enforceable and in full force and effect as against the Company and, to the Company’s Knowledge, the other party(ies) thereto in accordance with the terms thereof, in each case subject to the Remedies Exception.  The Company has not subleased, licensed or otherwise granted any Person the right to use or occupy all or any part of any leased real property.

(j) Material Contracts.
(i) The Company Disclosure Schedule lists the following Contracts to which the Company is a party or by which any of its assets or properties are bound (collectively, the “Material Contracts”):
(1) any Contract relating to Indebtedness of the Company or any Contract under which the Company has guaranteed the Indebtedness of any other Person;
(2) any Contract providing for the sale, assignment, lease, license or other disposition of a Company asset with a value in excess of $25,000;
(3) any Contract granting an encumbrance upon any material asset of the Company or any Contract under which the Company incurs or is required to pay aggregate payments in excess of $25,000 per annum;
(4) any agreement pertaining to a partnership, limited liability company or joint venture in which the Company participates as a partner, member or joint venturer;
(5) any employment, severance or consulting Contract with respect to which the Company is a party;

(6) any Contract granting or receiving rights in or to Intellectual Property, except for (1) licenses with respect to off-the-shelf, shrinkwrap or clickwrap software applications with a total replacement cost of less than $10,000, (2) non-disclosure agreements entered into in the ordinary course of business by the Company, and (3) agreements between the Company and its employees and/or consultants which provide for the assignment of rights in intellectual property to the Company; and

(7) any Contract which prohibits the Company from freely engaging in business or otherwise including provisions on joint pricing, market or customer sharing, exclusivity or market classification.

(ii) Complete and correct copies of each written Material Contract (and a written summary of the material terms and conditions of any oral Material Contracts), together with all amendments and waivers, have been made available to Purchaser.  Each Material Contract is in full force and effect and is valid, binding and enforceable against the Company and, to the Knowledge of the Company, the other party(ies) thereto in accordance with its terms, subject to the Remedies Exception.  The Company is not currently in violation in any material respect of any Material Contract and, to the Knowledge of the Company, (A) all of the material covenants to be performed by any other party thereto have been performed in all material respects, and (B) no event has occurred which, with the giving of notice or lapse of time or both, would constitute a material breach or default, result in a loss of any material rights or result in the creation of any material encumbrance under or pursuant to any Material Contract.

(k) Insurance. The Company Disclosure Schedule lists each material insurance policy owned by, or maintained for the benefit of, the Company, including in each case the type of coverage, name of the insurer, and the policy number.  All premiums or other payments due under such insurance policies have been paid and are current and no party is in default of any material term thereunder.  The Company has not received any written notice of cancellation of any such insurance policy or written notice with respect to any refusal of coverage thereunder.

(l) Permits. The Company has and maintains in full force and effect, and is in compliance with, all material Governmental Authorizations required for the operation of its business as currently conducted.  To the Knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorization.  There is no proceeding pending or, to the Knowledge of the Company, threatened to revoke, materially modify or otherwise fail to renew any such Governmental Authorizations.  To the Company’s Knowledge, all such Governmental Authorizations will be available for use by the Surviving Corporation after the Closing.

(m) Tangible Personal Property.  The Company has good and valid title to, or a valid leasehold interest in, the material tangible personal property used in the conduct of its business. The material tangible personal property owned or used by the Company is in good operating condition and repair, ordinary wear and tear excepted.

(n) Intellectual Property.

(i) To the Knowledge of the Company, the Intellectual Property owned by the Company (“Owned Intellectual Property”) is not being materially infringed, misappropriated, diluted or otherwise violated by any third party.

(ii) Except as set forth in the Company Disclosure Schedule, the Company has not granted or assigned to any Person any license or other rights to use any Owned Intellectual Property, other than licenses granted in the ordinary course of business to its resellers or distribution partners.

(iii) Except as set forth in the Company Disclosure Schedule, the Company owns, free and clear of encumbrances, or has valid licenses or other rights to use, all Intellectual Property used by it in, or necessary for, the operation of its business as currently conducted.  To the Knowledge of the Company, the operation of the business of the Company as currently conducted does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of a third party.  No legal proceedings are currently pending or, to the Knowledge of the Company, threatened, nor, to the Company’s Knowledge, has any party claimed that the Company is infringing, misappropriating, diluting or otherwise adversely affecting the rights of any Person with regard to any third-party Intellectual Property.

(iv) The Company has taken actions necessary and common in the industry to maintain and protect all of the Owned Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information.

(o) Employee Benefits. Effective as of the Closing the Company will have no employees or consultants other than as set forth in the Company Disclosure Schedule and will have no employee benefit plans, ERISA plans, non-qualified deferred compensation plans or other employment, retirement or compensation related plans or obligations or any existing or ongoing liabilities related thereto.

(p) Environmental Matters.  The Company is, and the operations of the Company are, and during the three years prior to the date of this Agreement have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with any Environmental Permits.  The Company is not subject to any pending claim nor has it received any threat or other notice in writing alleging that it is in material violation of any Environmental Law or any Environmental Permit nor does it have any material liability under any Environmental Law.  The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, sold, exposed any Person to, or released any Hazardous Substances or products, or utilized any property or facility which is or has been contaminated by any Hazardous Substances, in each case, so as to give rise to any material liabilities to the Company pursuant to Environmental Laws.

(q) Tax Matters.    The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes payable by the Company (whether or not shown to be due on such Tax Returns) have been paid.  The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes from employees and other Persons.  The Company is not a party to or bound by any Tax Agreement or has any current or potential contractual obligation to indemnify another Person with respect to Taxes.  No written claim or deficiency for any Taxes has been asserted against the Company which has not been resolved and/or paid in full.  There are no pending Tax audits or examinations of any Tax Returns of the Company or any former subsidiaries of the Company, and no Tax audit or examination has been threatened in writing against or with respect to the Company for any taxable period for which the statute of limitations remains open.  No claim has been made in writing by any Governmental Body in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The March Balance Sheet properly and adequately accrued or reserved for Tax liabilities as of the date thereof in a manner consistent with the Company Accounting Principles and the Company has not incurred any Tax liability other than in the ordinary course of business since March 31, 2019.  The Company is not nor has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Since April 2, 2010, the Company has not been a member of any affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Law, and the Company has no liability for the Taxes of any Person (other than the Company) as a transferee or successor as a result of any transaction occurring after April 2, 2010.  Within the last three years, the Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code.  The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Tax period (or portion there) ending after the Closing Date as a result of any: (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received for a Tax period ending on or prior to the Closing Date; (v) election under Section 108(i) of the Code; (vi) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law); or (vii) liability pursuant to Section 965 of the Code.

(r) Suppliers.   The Company Disclosure Schedule lists the suppliers of the Company providing more than $25,000 of products or supplies during last twelve (12) months.   No such supplier has cancelled or otherwise terminated any Contract with the Company prior to the expiration of the Contract term.  The Company has not received written notice of any dispute with such supplier or written notice that any such supplier intends to cease or reduce, restrict, suspend or adversely alter the supply of products to the Company.

6.2 Intentionally Omitted.
6.3 Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub hereby represent and warrant to the Company and the Participating Holders as set forth below.

(a) Organization and Good Standing.  Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power and authority and possesses all Governmental Authorizations necessary to enable it to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.  Purchaser and Merger Sub are not in default or violation of their respective certificates of incorporation or bylaws

(b) Power and Authorization; Enforceability.    Each of Purchaser and Merger Sub has all requisite corporate power and authority and has taken all necessary corporate action to execute and deliver this Agreement and the other Transaction Documents to which it is or they are a party (collectively, the “Purchaser Transaction Documents”), to perform its obligations hereunder and thereunder and to consummate and carry out the Transactions.  Each of Purchaser and Merger Sub has duly executed and delivered this Agreement and each other Purchaser Transaction Document.  Assuming that this Agreement and each of the other Purchaser Transaction Documents are valid and binding obligations of each of the other parties thereto, this Agreement and each other Purchaser Transaction Document is the legal, valid and binding obligation of Purchaser and/or Merger Sub, as the case may be, enforceable against Purchaser and/or Merger Sub, as the case may be, in accordance with its respective terms, subject to the Remedies Exception.

(c) No Conflicts.    Neither the execution, delivery and performance by each of Purchaser and Merger Sub of this Agreement and the other Purchaser Transaction Documents nor the consummation of the Transactions (with or without the passage of time or the giving of notice, or both): (i) conflict with or result in a breach of the organizational documents of Purchaser or Merger Sub; (ii) violate or conflict with any judgments or Laws, in each case, binding upon or applicable to Purchaser or Merger Sub or by which they or any of their respective properties or assets are bound; (iii) conflict with, result in a violation or breach of, or constitute a default under any material contract to which Purchaser or Merger Sub is a party or by which they or any of their respective properties or assets are bound; (iv) result in the creation or imposition of any material encumbrance upon any of the assets of Purchaser or Merger Sub; or (v) cause a loss or adverse modification of any material Governmental Authorization used or held by Purchaser or Merger Sub.  The execution and delivery of this Agreement and the other Purchaser Transaction Documents by Purchaser and Merger Sub and the consummation of the Transactions do not require any material consent of, notice to, registration or filing with or declaration of any Governmental Body.

(d) Compliance with Laws. Each of Purchaser and Merger Sub is currently in material compliance with all applicable Laws and Governmental Authorizations.

(e) Litigation. There are no legal proceedings pending or, to the Knowledge of Purchaser, threatened in writing which involve Purchaser or Merger Sub, or any of their respective businesses or assets.  There is no legal proceeding pending, or to the knowledge of Purchaser, threatened against Purchaser or Merger Sub that would adversely affect the ability of Purchaser or Merger Sub to consummate the Transactions.

(f) Purchaser’s Due Diligence.  Each of Purchaser and Merger Sub hereby acknowledges and agrees that, except for the express representations and warranties (i)  of the Company expressly set forth in Section 6.1 of this Agreement (as qualified by the Company Disclosure Schedule) and (ii) in any other Transaction Document, including the Letters of Transmittal, it is relying on its own investigation and analysis in entering into this Agreement and consummating the Transactions.  Each of Purchaser and Merger Sub is an informed and sophisticated participant in the Transactions and has undertaken such investigation, and has been provided with and has evaluated such information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.  Nothing in this Section 6.2(f) shall constitute a waiver of, or be deemed to limit, any rights of Purchaser in the case of fraud.

7. Certain Covenants of the Parties

7.1 Access to Information.  From the Agreement Date until the Closing, the Company shall (a) afford Purchaser and its representatives reasonable access to have reasonable access to the books, records, employees, contracts, financial and operating data and information and documents pertaining to the Company and (b) furnish Purchaser and its representatives with such financial, operating and other data and information related to the Company as Purchaser or any of its representatives may reasonably request.  Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Purchaser if such disclosure would reasonably be expected to: (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law entered into prior to the Agreement Date; provided,  however, that the Company provides Purchaser with a written explanation setting forth its reasoning for the non-disclosure.  Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser pursuant to this Agreement to the same extent as if Purchaser were signatory thereto. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 7.1 shall nonetheless continue in full force and effect.

7.2 Conduct of the Business. From the Agreement Date until the earlier of the Closing Date or the termination of this Agreement pursuant to Article 10, the Company shall conduct its business in the ordinary course and preserve the rights, franchises, goodwill and relationships of the Company’s employees, customers, lenders, regulators and others having business relationships with the Company, except if Purchaser shall have otherwise consented in writing.  In addition, the Company agrees it shall not take any action that, if taken during the 12 months prior to the Agreement Date, would be required to be disclosed pursuant to Section 6.1(h).

7.3 Directors’ and Officers’ Exculpation; Indemnification.  Following the Effective Time, Purchaser and Surviving Corporation will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time than are set forth in the Company’s certificate of incorporation and bylaws as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Closing Date in any manner that would adversely affect the rights of the current or former directors, officers or other employees of the Company as currently indemnified under the Company’s certificate of incorporation and bylaws or by Law, unless such modification shall be required by Law.  At or prior to the Effective Time, the Company shall purchase and pay in full the cost of a six-year extended period directors’ and officers’ liability insurance policy (the “Tail Policy”), covering claims arising from facts or events that occurred at or prior to the Closing Date.  Notwithstanding anything to the contrary in this Agreement, each Participating Holder hereby agrees that he, she or it will not make any claim for indemnification against Purchaser or the Surviving Corporation by reason of the fact that such Participating Holder was a controlling person, director, employee or representative of the Company prior to the Effective Time with respect to any claim brought by any Purchaser Indemnified Party against any Participating Holder relating to this Agreement or the Transactions.  Further, notwithstanding anything to the contrary herein, any Person (including any current or former directors, officers or employees) shall first seek recovery against the Tail Policy for any claim of exculpation or indemnification or expense advancement or reimbursement that is covered by the Tail Policy before pursuing any right of exculpation or indemnification or expense advancement or reimbursement directly against Purchaser or the Surviving Corporation.

7.4 Further Assurances.  Subject to the terms and conditions of this Agreement and the other Transaction Documents, each Party shall, from time to time, execute such further instruments and take such other actions as any other Party shall reasonably request in order to fulfill its obligations under any of the Transaction Documents to which it is a party, to effectuate the purposes of the Transaction Documents and to provide for the orderly and efficient transition of the ownership of the Company to Purchaser.

7.5 Public Announcements.  No public release or announcement concerning the Transactions shall be issued by any Party without the prior written consent of the Stockholders’ Representative and Purchaser, except as such release or announcement may be required by applicable Laws (including securities laws) or rules or regulations of any United States or foreign securities exchange.

7.6 Tax Matters.

(a) Tax Returns.  The Company shall be responsible for preparing any Tax Returns with respect to the Company for any Pre-Closing Tax Period that is required to be filed after the Closing Date and shall prepare such Tax Returns in accordance with past practice of the Company, unless otherwise required by applicable Law.  No later than 15 days prior to the due date for filing such Tax Returns, the Company shall make such income Tax Returns available for review by the Stockholders’ Representative and the Purchaser and provide both the Stockholders’ Representative and the Purchaser with an opportunity to comment on such Tax Returns with the Company agreeing to consider in good faith any revisions that Stockholders’ Representative reasonably requests.

(b) Books and Records; Cooperation. The Surviving Corporation and the Stockholders’ Representative shall, and shall cause their respective Representatives to, (i) provide the other party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company, and (ii) retain (until the expiration of the statute of limitations of the taxable periods to which the Tax Returns relate) and provide the other party and its Representatives with reasonable access to all records or information that may be relevant to such Tax Return, audit, examination or proceeding.

(c) Straddle Period Allocation. For purposes of this Agreement, in the case of a Straddle Period, Taxes of the Company shall be allocated to the portion of the period ending on the Closing Date as follows: (i) all income Taxes that are readily apportionable based on an actual or deemed closing of the books shall be allocated based on the amount that would be payable if the taxable year ended on the Closing Date, and (ii) all property and other Taxes that are imposed on a periodic basis and not described in clause (i) shall be allocated based on the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the portion of a period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(d) Post-Closing Actions.  None of Purchaser, the Surviving Corporation, the Company, or any Affiliate thereof shall, nor shall they cause the Company to, amend any previously filed Tax Returns for a Pre-Closing Tax Period without the prior written consent of the Stockholders’

Representative.  In addition Purchaser and its Affiliates shall not make and shall not cause the Company or the Surviving Corporation to make an election pursuant to Sections 338 or 336(e) of the Code with respect to the Transactions.

7.7 Preservation of Records.  Each of Purchaser and the Surviving Corporation agree to preserve and keep the records held by it or its Affiliates relating to the respective businesses of the Company for seven years from the Closing Date and shall make such records available, during normal business hours and upon reasonable notice, to any other Party as may be reasonably required by such Party in connection with, among other things, any insurance claims by, legal proceedings or Tax audits against or governmental investigations of any Participating Holders, Purchaser or any of their respective Affiliates, any evaluation of any claim for indemnification hereunder or in order to enable the Participating Holders or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

7.8 Takeover Statutes.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the Transactions, the Company and Purchaser and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

8. CONDITIONS TO CLOSING

8.1 Conditions to Obligations of All Parties.  The obligations of each party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Requisite Stockholder Vote. This Agreement shall have been duly adopted by the Requisite Stockholder Vote.

(b) Governmental Approvals.  Any governmental approvals required of Purchaser or the Company shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated, and all other authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority shall have been filed, occurred or been obtained.

(c) No Injunctions or Restraints; Illegality.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any part of the Transactions to be rescinded following completion thereof.

8.2 Conditions to Obligations of Purchaser and Merger Sub.  The obligations of Purchaser and Merger Sub to consummate the Transactions shall be subject to the fulfillment or Purchaser’s waiver in writing, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects, and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time).

(b) Performance of Obligations by the Company.  The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Company Material Adverse Effect. From the date of this Agreement until the Effective Time, there shall not have occurred any Company Material Adverse Effect.

(d) Dissenting Stockholders.  No more than ten percent (10%) of the total issued and outstanding shares of Common Stock shall have elected to, or continue to have contingent rights to, exercise appraisal rights under the DGCL.

(e) Company Closing Deliveries. The Company shall have delivered each of the following to Purchaser and Merger Sub:
(i) Certificate of Merger. The Certificate of Merger, executed by the Company, and accompanied by, if required under the DGCL, an officer’s certificate, executed in accordance with the DGCL.

(ii) Company Certificates and Letters of Transmittal. The Company shall deliver to Purchaser Company Certificates representing at least 90% of the outstanding shares of Common Stock held of record by Stockholders as of immediately prior to the Effective Time accompanied by a Letter of Transmittal for such Stockholders.

(iii) Payoff Letters and Lien Releases. Payoff letter(s), if any, or other evidence relating to the payment of all Indebtedness and Transaction Expenses payable to third-parties, as contemplated herein, which were delivered prior to the Closing Date, and evidence of releases of all liens or encumbrances related to the assets and properties of the Company, if any.

(iv) FIRPTA Certificate. A certificate, certifying pursuant to Treasury Regulations Section 1.1445-2(c)(3), that the Company is not and has not been a U.S. Real Property Holding Corporation within the meaning of Sections 1445 and 897 of the Code during the applicable period specified in Section 897 of the Code.

(v) Certificate of Officer. A certificate, dated the Closing Date, signed by an officer of the Company, attesting to the completion of all necessary corporate action by the Company to execute and deliver this Agreement and Company Transaction Documents and to consummate the Transactions, and including copies of the certificate of incorporation and the bylaws of the Company and the corporate resolutions required in connection with this Agreement and other Company Transaction Documents.

(vi) Charter Documents; Good Standing Certificates.  (i) A copy of the certificate of incorporation of the Company certified as of a recent date prior to the Closing Date by the Secretary of State of Delaware, and (ii) a certificate dated as of a recent date prior to the Closing Date, as to the good standing of the Company from the Secretary of State of Delaware.

(vii) Resignation.  Letter of resignation from each officer, director and employee of the Company, pursuant to which each such Person resigns from each and every position such Person may hold at the Company with such resignation effective at or prior to the Closing.

(viii) PTO filings. The Company shall have delivered to Purchaser, at or prior to the Closing, a copy of each of the PTO filings.

(ix) Options and Warrants.  The Company shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser that (i) all notices required to be delivered to Optionholder and Warrantholders to effectuate the actions contemplated by Sections 4.4 and 4.5, respectively, have been duly delivered and (ii) all corporate action necessary to effectuate the actions contemplated by Sections 4.4 and 4.5 has been taken.

8.3 Conditions to Obligations of the Company.  The obligations of the Company to consummate the Transactions shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Purchaser and Merger Sub contained in this Agreement that are qualified by materiality or material adverse effect shall be true and correct in all respects, and the representations and warranties of Purchaser and Merger Sub that are not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time).

(b) Performance of Obligations by Purchaser & Merger Sub. Purchaser and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Transaction Documents to be performed or complied with by them prior to or on the Closing Date.

(c) Purchaser & Merger Sub Closing Deliveries. Purchaser shall have delivered each of the following to the Company:
(i) Certificate of Merger. The Certificate of Merger, executed by Merger Sub, executed in accordance with the DGCL.

(ii) Certificate of Officer.  A certificate, dated the Closing Date, signed by an officer of Purchaser and Merger Sub, attesting to the completion of all necessary corporate action by Purchaser and Merger Sub to execute and deliver this Agreement and the Purchaser Transaction Documents and to consummate the Transactions, and including copies of the organizational documents of Purchaser and Merger Sub and all corporate resolutions required in connection with this Agreement or any other Purchaser Transaction Document.

(iii) Certified Charters; Good Standing Certificates.  (i) A copy of the certificate of incorporation of Purchaser, certified as of a recent date prior to the Closing Date by the Secretary of State of the State of Delaware, (ii) a copy of the certificate of incorporation of Merger Sub, certified as of or a recent date prior to the Closing Date by the Secretary of State of the State of Delaware, (iii) a certificate dated as of a recent date prior to the Closing Date, as to the good standing of Purchaser from the Secretary of State of the State of Delaware, and (vi) a certificate dated as of a recent date prior to the Closing Date, as to the good standing of Merger Sub from the Secretary of State of the State of Delaware.

(iv) Distribution of Closing Merger Consideration. The Closing Merger Consideration as set forth herein.

9. INDEMNIFICATION

9.1 Indemnification by the Participating Holders.  Subject to the terms hereof, the Participating Holders shall, severally and not jointly with any other Person, in accordance with each Participating Holder’s Pro Rata Portion, indemnify and hold Purchaser and each of its Affiliates (including the Surviving Corporation) and each of their respective officers, directors, equityholders, managers, members, employees, agents, representatives, successors and permitted assigns (each such Person, a “Purchaser Indemnified Party”) harmless against and in respect of any and all Damages that such Purchaser Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

(a) any inaccuracy or breach of any representation or warranty made by the Company or such Participating Holder in this Agreement or such Participating Holder in his, her or its respective Letter of Transmittal;

(b) any breach or nonfulfillment of any covenant or obligation of the Company, such Participating Holder or the Stockholders’ Representative in this Agreement;

(c) any Indebtedness of the Company as of the Closing Date, or any Transaction Expenses paid or payable by the Company after the Closing Date, in each case except those that are paid out of the Closing Merger Consideration at the Closing or resolved in the manner provided in Section 3.1 hereof;

(d) any inaccuracy or claim of inaccuracy (i) in the List of Participating Holders or any Updated List of Participating Holders delivered pursuant to Section 3.1(a) or Section 3.4 as to the payment of funds thereunder or (ii) as to any payment made based on the information set forth in such List of Participating Holders or any Updated List of Participating Holders; and

(e) any and all Taxes of the Company or any Affiliate for all Pre-Closing Tax Periods and any Taxes of any other Person imposed on the Company as a successor, by Law, by contract or otherwise, which Taxes relate to an event or transaction occurring after April 2, 2010 and before the Closing; provided, however, that Participating Holders shall have no obligation to indemnify Purchaser Indemnified Parties against any Damages consisting of or related to (i) Taxes that are included in Final Closing Indebtedness or Final Closing Transaction Expenses, or (ii) Taxes resulting from (x) any breach of Section 7.6(d) of this Agreement or (y) any transactions occurring on the Closing Date after the Closing outside the ordinary course of business.

9.2 Indemnification by Purchaser and the Surviving Corporation. Subject to the terms hereof, Purchaser and the Surviving Corporation shall jointly and severally indemnify and hold the Participating Holders harmless against and in respect of any and all Damages which any such Participating Holders has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

(a) any inaccuracy or breach of any representation or warranty made by Purchaser or Merger Sub in this Agreement; and
(b) any breach or nonfulfillment of any covenant or obligation of Purchaser or the Merger Sub or (or, after the Closing the Surviving Corporation) contained in this Agreement.

9.3 Inter-Party Claims.  In order for a Purchaser Indemnified Party or a Participating Holder (each, an “Indemnified Party”) to be entitled to any indemnification hereunder, the Indemnified Party must notify the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) in writing reasonably promptly after becoming aware of the facts or circumstances giving rise to the Indemnified Party’s claim for indemnification but on or prior to the expiration date of such representation, warranty, covenant or indemnification obligation as provided elsewhere in this Agreement, which written notice shall specify in reasonable detail the basis of such claim (to the extent then ascertainable); provided,  however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure or its indemnification obligations are materially increased as a result of such failure.  If the Indemnifying Party disputes its liability with respect to any such claim, the Indemnifying Party and the Indemnified Party shall proceed to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved in accordance with this Agreement.

9.4 Third Party Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than by an Indemnified Party, which claims are addressed in Section 9.3) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (which notice shall specify in reasonable detail the events giving rise to such Third Party Claim (to the extent ascertainable)) reasonably promptly after the Indemnified Party receives notice of the Third Party Claim but on or prior to the expiration date of such representation, warranty, covenant or indemnification obligation as provided elsewhere in this Agreement;  provided,  however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure or its indemnification obligations are materially increased as a result of such failure.

(b) If a Third Party Claim is made, the Indemnifying Party shall be entitled to participate in the defense thereof. The Indemnifying Party may also assume the defense of any Third Party Claim with counsel selected by the Indemnifying Party; provided that (i) before the Indemnifying Party assumes control of such defense it must first agree and acknowledge (with a no reservation of rights) that such Indemnifying Party will indemnify the Indemnified Party for all Damages relating to such Third Party Claim in accordance with the terms and limitations set forth herein; (ii) the Indemnifying Party will not be entitled to assume control of the defense of a Third Party Claim, if the (A) the Third Party Claim involves criminal liability or any admission of criminal wrongdoing, (B) the Third Party Claim seeks equitable relief or any other non-monetary remedy against the Indemnified Party, (C) in the reasonable opinion of counsel to the Indemnified Party, a conflict of interest exists which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third Party Claim, other than a conflict which may exist due to the underlying nature of the duty to indemnify, or (D) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend such claim; and (iii) if the Stockholders’ Representative (on behalf of any of the Participating Holders) is the Indemnifying Party and defends against, negotiates, settles or otherwise handles such Third Party Claim in accordance with this Article 9, the attorney’s fees and other Damages incurred and paid by the Indemnifying Party in connection therewith shall reduce (by the amount thereof) the amount recoverable by the Indemnified Party.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood and agreed that the Indemnifying Party shall control such defense.  Notwithstanding the foregoing, the Indemnifying Party shall be liable for the fees and expenses of one outside counsel and any local counsel reasonably necessary to defend such Third Party Claim (and not any fees and expenses allocated to any internal counsel) employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof, and the fees and expenses of such counsel shall constitute Damages for purposes of this Agreement.

(c) Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to the terms hereof, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may reasonably recommend and that by its terms (i) provides solely for the payment of cash and obligates the Indemnifying Party to pay the full amount of such cash Damages in connection with such Third Party Claim, and (ii) releases the Indemnified Party and its Affiliates completely in connection with such Third Party Claim.

9.5 Certain Time Limitations on Indemnification. The representations, warranties, covenants and agreements of the Parties made pursuant to this Agreement, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing as set forth herein.  The indemnification obligations set forth in Section 9.1(a) shall expire 12 months following the Closing Date, except for (i) any Fundamental Representations of Purchaser, Merger Sub or the Company which shall survive indefinitely, and (ii) the representations set forth in Section 6.1(q) (Tax Matters) and any indemnification obligation set forth in Section 9.1(d) shall expire on the date that is 60 days following the expiration of the statutory period of limitations applicable to the underlying claim.  All covenants and agreements of the Parties contained in this Agreement remain operative and survive in accordance with their respective terms with the indemnification obligations set forth in Section 9.1(b) and Section 9.2(b) surviving until such covenant or obligation is satisfied in full.  The indemnification obligations set forth in Section 9.1(c) shall survive indefinitely.  Notwithstanding the foregoing limitations, the right of each Party to seek indemnification for any claims for indemnification as to which a written notice shall have been duly given pursuant hereto prior to the expiration date of such representation, warranty, covenant or indemnification obligation as set forth herein shall not be limited by or subject to such survival period or other time constraint.  It is the intent of the Parties that the time limitations set forth herein shall supersede any statute of limitations that would otherwise be applicable to any such claim.

9.6 Certain Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, the amount of Damages that may be recovered by the Purchaser Indemnified Parties pursuant to any and all claims for indemnification made hereunder shall be limited, individually and in the aggregate, to an amount equal to the Merger Consideration actually received, or which is due and payable, by any such Participating Holder.

(b) The Participating Holders will have no obligation to indemnify the Purchaser Indemnified Parties against Damages for claims for indemnification made under Section 9.1(a), unless (i) the Damages relating to such individual claim are greater than $25,000 (the “De Minimis Amount”) and (ii) the aggregate Damages under Section 9.1(a) related to all such inaccuracies or breaches is greater than $100,000 (the “Deductible”), in which case the Purchaser Indemnified Party will, subject to the other provisions of this Section 9.6, be entitled to indemnification for all Damages in excess of the Deductible; provided,  however, that the De Minimis Amount and Deductible will not apply to Damages based on a breach or inaccuracy of the Fundamental Representations or in the case of fraud, for which there will be no minimum threshold before recovery.

(c) Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties’ sole recourse for Damages pursuant to Section 9.1(a) shall be the Set-Off Rights to the extent provided in this Section 9.6(c);  provided,  however, that this Section 9.6(c) will not apply to Damages based on a breach or inaccuracy of the Fundamental Representations or in the case of fraud.  Subject to the limits of indemnification set forth herein, if the Purchaser Indemnified Parties timely bring a claim for Damages, and such claim is pending but unresolved at the time any payment of Merger

Consideration would otherwise be due and payable under this Agreement, Purchaser may withhold against the full amount of the Merger Consideration then payable an amount equal to the bona fide amount then in dispute under such claim until such time as the dispute is finally resolved and the amount of Damages (if any) to which the Purchaser Indemnified Parties are entitled is finally determined.  Following such final determination, Purchaser shall pay to the Stockholders’ Representative’s designee for the benefit of and further payment to the Participating Holders any such withheld amount minus the amount of the Damages (if any) to which the Purchaser Indemnified Parties are so entitled from such withheld payment.  If such Damages, as so finally resolved, exceed the amount of such withheld payment, the Purchaser Indemnified Parties may withhold the balance of such Damages from future Merger Consideration payments as provided in the next sentence. If any Damages have been determined and finally resolved prior to a payment of Merger Consideration becoming due and payable under this Agreement, the Purchaser Indemnified Parties shall be entitled to exercise the Set-Off Rights against any then unpaid Merger Consideration payment that thereafter becomes due and payable under this Agreement.

(d) Notwithstanding any other representations and warranties in this Agreement, the Company makes no representation or warranty regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute of the Company (e.g., tax basis of assets or net operating losses) arising in any Pre-Closing Tax Period (each, a “Tax Attribute”), or the ability of Purchaser or any of its Affiliates (including the Company or the Surviving Corporation, after the Closing) to utilize such Tax Attributes after the Closing.

(e) For purposes of this Article 9, any representation or warranty that is qualified by the words “Company Material Adverse Effect,” “material” or by any similar term or limitation, the failure of such representation or warranty to be true and correct and the amount of Damages subject to indemnification hereunder shall be determined as if the words “Company Material Adverse Effect,” “material” or similar term or limitation were not included therein.

9.7 Adjustment to Merger Consideration Paid.  Purchaser and the Participating Holders agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Merger Consideration to the extent permitted by applicable Law.

9.8 Calculation and Mitigation of Damages.    The amount of any Damages for which indemnification is provided hereunder shall be net of any amounts actually recovered by such Indemnified Party under insurance policies or other collateral sources with respect to such Damages in excess of the sum of (i) reasonable, out-of-pocket costs and expenses relating to collection under such policies or other collateral sources, and (ii) any deductibles, co-payments, increase in premiums or similar obligations associated therewith.   Following the Closing, each Indemnified Party shall mitigate in accordance with Law the amount of Damages incurred by it or any Indemnified Party it controls upon becoming aware of any fact, event, or circumstance that has resulted in any such Damages,  provided,  however, that in no event with any Indemnified Party be required to commence any proceedings or pursue litigation in connection with mitigating Damages.

9.9 Special Rule for Fraud.  Notwithstanding anything in this Agreement to the contrary, in the event of fraud or intentional misrepresentation, any Party which suffers Damages by reason thereof shall be entitled to seek recovery therefor without regard to any limitation set forth in this Agreement (whether temporal limitation, dollar limitation or otherwise).

9.10 Exclusive Remedy.  Following the Closing, except with respect to claims arising from fraud or intentional misrepresentation, the sole and exclusive remedy for any and all claims of the Purchaser Indemnified Parties for Damages arising out of or related to breaches of representations and warranties shall be the rights of indemnification set forth in Section 3.1 hereof and this Article 9 or injunctive relief, and no

Purchaser Indemnified Party will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other entitlements, remedies and recourse are expressly waived and released by the Purchaser Indemnified Parties to the fullest extent permitted by Law.

10. TERMINATION
10.1 Termination. This Agreement may be terminated and the Transactions may be abandoned, at any time prior to the Effective Time:
(a) by the mutual written consent of Purchaser and the Company;
(b) by Purchaser by written notice to the Company if:

(i) neither Purchaser nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that has given rise to the failure of any of the conditions specified in Article 8 and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Purchaser; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.2 shall not have been fulfilled within thirty (30) days following the Agreement Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Purchaser if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser or Merger Sub pursuant to this Agreement that has given rise to the failure of any of the conditions specified in Article 8 and such breach, inaccuracy or failure has not been cured by Purchaser or Merger Sub within ten (10) days of Purchaser’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been fulfilled within thirty (30) days following the Agreement Date, unless such failure shall be due to the failure of Holdco to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

10.2 Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article 10, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article 10, the last sentence of Section 7.1 and Article 11 hereof; and
(b) that nothing herein shall relieve any party hereto from liability for any fraud or willful breach of any provision hereof.
11. GENERAL PROVISIONS

11.1 Governing Law; Venue and Jurisdiction.  This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, United States, without giving effect to its conflict of law principles.  Any disputes with respect to this Agreement will be brought exclusively in a State or Federal court of competent jurisdiction in Orange County, California, and each of the Parties agree to irrevocably submit to the exclusive jurisdiction and venue in such courts.

11.2 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND  (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.3 Equitable Relief.  Each of the Parties acknowledges and agrees that damages alone may be insufficient to compensate a Party for the breach of this Agreement by the other Party and that irreparable harm may result from such breach, and therefore, a Party will be entitled to injunctive relief or other equitable relief, as appropriate.

11.4 Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

11.5 Notices.  All  notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed delivered if (i) delivered personally or (ii) sent by electronic mail with delivery receipt requested, provided delivery will not be considered effective until such delivery receipt is received by the sending Party, provided that notice to the Stockholders’ Representative shall be delivered solely by electronic mail.  A Party may from time to time change its delivery address for notices under this Agreement by giving the other Parties written notice of such change in accordance with this paragraph.

The Company:

DOSE Medical Corporation

Contact: Bruce Nogales

E-mail: bnogales@dosemedical.com

Stockholders’ Representative:

Fortis Advisors LLC

Contact: Notice Department

E-mail: notices@fortisrep.com

Purchaser and Merger Sub:

Glaukos Corporation

Contact:  Robert Davis

E-mail: rdavis@glaukos.com

11.6 Waiver.  Failure by any Party hereto to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.

11.7 Assignment.  Except as provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Purchaser, Merger Sub or any Affiliate may assign this Agreement and its rights and obligations hereunder without the consent of any Party in connection with the transfer or sale of all or substantially all of the business of such Purchaser to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise or (b) to an Affiliate provided that Purchaser shall remain liable and responsible to the Participating Holders for the performance and observance of all such duties and obligations set forth herein, including the payment of any Milestone Merger Consideration.

11.8 Miscellaneous.  This Agreement, including its exhibits and schedules, constitutes the entire agreement between the Parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party).  No amendments or modifications will be effective unless in a writing signed by authorized representatives of each of the Parties.

11.9 Conflicts; Privileges.

(a) It is acknowledged by each of the Parties that the Company has retained Reed Smith LLP (“RS”) to act as its counsel in connection with the negotiation and execution of this Agreement and the Transactions.  RS may have represented and may currently represent certain of the other Parties (including the Participating Holders) in matters other than the negotiation and execution of this Agreement and the Transactions.  In the course of such representation, RS may have come into possession of confidential information relating to one or more of such Parties.  Each of the Parties acknowledges that RS is representing only the Company in the negotiation and execution of this Agreement and the Transactions.  Pursuant to the Rules of Professional Conduct of the State Bar of California, an attorney must avoid representations in which the attorney has or had a relationship with another party interested in the representation without the informed consent of all parties affected.  Each of the Parties hereby waives any actual or potential conflict of interest which may arise as a result of RS’s representation of such Parties in other matters, RS’s possession of such confidential information and the engagement of RS by the Company (to the exclusion of any and all other Parties) in connection with the negotiation and execution of this Agreement and the Transactions.  Each of the Parties represents that such Party has had the opportunity to consult with independent counsel concerning the giving of this waiver.

(b) Purchaser hereby agrees that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including after the Closing, the Surviving Corporation) and any Participating Holder or any of its Affiliates (including, prior to the Effective Time, the Company), that relates directly to the Transactions, RS may represent the Participating Holder or any such Affiliate in such dispute, even though the interests of the Participating Holder or such Affiliate may be directly adverse to Purchaser or any of its Affiliates (including, after the Closing, the Surviving Corporation), and even though RS may be handling ongoing matters for Purchaser or any of its Affiliates; provided, however that, in connection with such representation, RS does not use confidential information regarding Purchaser or its Affiliates, breach any attorney-client privilege owed to Purchaser or its Affiliates or use any information of Purchaser or its Affiliates that is otherwise protected by the attorney-client privilege between Purchaser or its Affiliates and RS (whether such information or attorney-client privilege arose before or after the Closing).

(c) Purchaser, on behalf of itself and each of its Affiliates (including, after the Closing, the Surviving Corporation) further agrees that, as to all communications among RS and the Company that relate directly to the negotiation and execution of this Agreement and the Transactions, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Company and may be controlled by the Stockholders’ Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation to the extent of any claims among them after the Closing.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or any of its Affiliates (including the Surviving Corporation) and any Person who is not a Party or an Affiliate thereof after the Closing, then the Surviving Corporation may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications between RS and the Company prior to the Closing; provided, however, that the Surviving Corporation may not waive such privilege without the prior written consent of the Stockholders’ Representative.  With respect to all communications that relate to matters other than the negotiation and execution of this Agreement and the Transactions, the attorney-client privilege, expectation of client confidence, and all other rights to any evidentiary privilege shall pass to the Surviving Corporation.

(d) Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Stockholders’ Representative shall be permitted to remove from the Company and its respective Affiliates any email, document and other records containing attorney-client privileged information relating to the negotiation and execution of this Agreement and the Transactions where the attorney-client privileged information relating to the Transactions is held jointly between one or more of the Company, on the one hand, and any Participating Holder or any of its Affiliates, on the other hand (“Jointly Privileged Information”).  From and after the Closing, Purchaser shall cause the Surviving Corporation and its Affiliates to provide the Stockholders’ Representative copies (including electronic, digital or otherwise) of any Jointly Privileged Information that is inadvertently not removed prior to the Closing.  The Stockholders’ Representative agrees that any email, document and other record temporarily removed for analysis to determine the presence of Jointly Privileged Information pursuant to the first sentence of this clause (d) shall be returned to the Surviving Corporation promptly following the completion of such review if it is determined by the Stockholders’ Representative that such email, document or other record does not contain Jointly Privileged Information.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.

In witness whereof, intending to be legally bound, each of the Parties have executed this Agreement as of the Agreement Date.

“COMPANY”

DOSE Medical Corporation

By:  /s/ Bruce Nogales

Name: Bruce Nogales

Title:   President and Chief Executive Officer

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“PURCHASER”

Glaukos Corporation

By:    /s/ Joseph E. Gilliam

Name: Joseph E. Gilliam

Title: Chief Financial Officer and Senior Vice President, Corporate Development

“MERGER SUB”

GKOS Merger Sub, Inc.

By:    /s/ Joseph E. Gilliam

Name: Joseph E. Gilliam

Title: President and Chief Financial Officer

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“STOCKHOLDERS’ REPRESENTATIVE”

Fortis Advisors LLC

By:    /s/ Ryan Simkin

Name: Ryan Simkin

Title:   Managing Director